Exhibit 2.3

DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

Introduction

As of December 31, 2024, Innate Pharma (“Innate,” “we,” “us,” “Company,” and “our”) had the following series of securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Title of Each Class	Trading Symbol	Name of each exchange on which registered
American Depositary Shares, each representing one ordinary share, par value €0.05 per share	IPHA	NASDAQ Global Select Market
Ordinary shares, par value €0.05 per share*	*	NASDAQ Global Select Market*
____________________
*Not for trading, but only in connection with the registration of American Depositary Shares representing such ordinary shares.
We have one class of shares, which trade on Compartment B of the regulated market of Euronext Paris under the symbol “IPH”. American Depositary Shares (“ADSs”), each representing one ordinary share, par value €0.05 per share of Innate, have been available in the United States through an American Depositary Receipt (“ADR”) program established pursuant to a Deposit Agreement, dated as of October 21, 2019, as may be amended and supplemented from time to time, between Innate, Citibank, N.A. (“Citibank”), as depositary, and the holders and beneficial owners of ADSs (the “deposit agreement”). Our ADSs trade on the NASDAQ Global Select Market, or NASDAQ under the symbol “IPHA” and are evidenced by American Depositary Receipts, or ADRs, which are issued by Citibank.

This exhibit contains a description of the rights of (i) the holders of ordinary shares and (ii) ADS holders. Shares underlying the ADSs are held by Citibank, the depositary, and holders of ADSs will not be treated as holders of the shares. The following summaries are not intended to be exhaustive and, in the case of our ordinary shares, such summary is subject to, and qualified in its entirety by, our bylaws (statuts), an English translation of which has been filed as an exhibit to Innate’s annual report on Form 20-F for which this exhibit is provided and by French law and in the case of our ADSs, such summary is subject to, and qualified in its entirety by the terms of the deposit agreement. Such summaries do not address all of the provisions of the bylaws or French law or of the deposit agreement, and do not purport to be complete.

Capitalized terms not otherwise defined in this exhibit have the meanings given to them in Innate’s annual report on Form 20-F for which this exhibit is provided.

Description of Share capital

General

The following description of our share capital summarizes certain provisions of our bylaws. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our bylaws, a copy of which has been filed as an exhibit attached to Innate’s annual report on Form 20-F of which this exhibit forms a part.

As of December 31, 2024, our outstanding share capital consisted of a total of 83,830,336 ordinary shares with a nominal value of €0.05 per share and 14,075 preferred shares (6,494 “2016” free preferred shares and 7,581 “2017” free preferred shares) with a nominal value of €0.05 per share. As of December 31, 2024, we had the following equity warrants, redeemable share subscription warrants, and free shares and convertible preferred shares outstanding:

•167,460 ordinary shares issuable upon the exercise of share warrants (BSA) outstanding at a weighted average exercise price of € 7,84 per ordinary share;
•1,045,722 ordinary shares issuable upon the exercise of redeemable share warrants (BSAAR) outstanding at an exercise price of € 7.20 per ordinary share;
•787,220 ordinary shares issuable upon conversion of 6,494 free preferred shares (AGAP 2016);
•618,760 ordinary shares issuable upon the vesting of 618,760 free shares (AGA);
•100,000 ordinary shares issuable upon the exercise of stock options (Stock Options) outstanding at a weighted average exercise price of €2.18 per ordinary share;
•1,622,500 ordinary shares issuable upon definitive acquisition of 1,622,500 free performance shares 2022 (AGA de Performance 2022), assuming all performance and presence conditions are met;
•2,023,750 ordinary shares issuable upon definitive acquisition of 2,023,750 free performance shares 2023 (AGA de Performance 2023), assuming all performance and presence conditions are met; and
•2,287,900 ordinary shares issuable upon definitive acquisition of 2,287,900 free performance shares 2024 (AGA de Performance 2024), assuming all performance and presence conditions are met.

Under French law, our bylaws set forth only our issued and outstanding share capital as of the date of the bylaws. Our fully diluted share capital represents all issued and outstanding ordinary shares, as well as all potential ordinary shares which may be issued upon exercise of outstanding equity warrants and redeemable share subscription warrants and following the vesting of free shares, as approved by our shareholders and granted by our Executive Board.

As of December 31, 2024, our share capital as set forth in our bylaws is €4,192,220.55. An increase of our share capital may only be approved by an extraordinary meeting of shareholders or as delegated to the Executive Board by an extraordinary meeting of shareholders.

Shareholder Authorizations Regarding Share Capital

At a combined general meeting of shareholders held on May 23, 2024, our Executive Board received, in particular, the following authorizations from shareholders:
•delegation of authority to the Executive Board for the purpose of issuing ordinary shares and/or of securities giving access to the share capital of Innate, without shareholders’ preferential subscription rights, through a public offering;
•delegation of authority to the Executive Board for the purpose of issuing, without shareholders’ preferential subscription rights, ordinary shares of Innate and/or securities giving access to the share capital of Innate, through a “private placement” offering referred to in 1° of Article L.411-2 of the French Monetary and Financial Code;
•delegation of authority to determine the issuance price, up to the limit of 10% of the share capital per annum, of the ordinary shares and/or of securities giving access to the share capital of Innate, in the event of the suppression of shareholders’ preferential subscription rights;
•delegation of authority to the Executive Board for the purpose of issuing of ordinary shares and /or of securities giving access to the share capital of Innate, without shareholders’ preferential subscription rights and reserved for certain categories of investors;
•delegation of authority to the Executive Board for the purpose of issuing ordinary shares and/or securities giving access to the share capital of Innate, as compensation for contributions in kind comprised of equity securities or securities giving access to the share capital;
•Authorization granted to the Executive Board to allocate stock options for the benefit of employees, executive officers, employed members of the Executive Committee, employed senior executives and/or corporate officers of Innate or its subsidiaries;
•authorization granted to the Executive Board to allocate existing or new free shares on the basis of performance criteria for the benefit of executive officers, employed members of the Executive Committee, employed senior executives and/or corporate officers of Innate or its subsidiaries;
•authorization granted to the Executive Board to allocate existing or new free shares on the basis of performance criteria for the benefit of employees of Innate or its subsidiaries;
•authorization granted to the Executive Board to allocate existing or new free shares for the benefit of executive officers, employed members of the Executive Committee, employed senior executives and/or corporate officers of Innate or its subsidiaries;
•delegation of authority to the Executive Board for the purpose of issuing ordinary shares and/or securities giving access to the share capital of Innate for the benefit of the members of a Company savings plan;
•delegation of authority to the Executive Board for the purpose of issuing autonomous share subscription warrants reserved for Supervisory Board members; and
•delegation of power to the Executive Board for the purpose of cancelling all or part of the treasury shares of Innate, acquired pursuant to the authorization to repurchase shares.

The following authorizations granted to our Executive Board by the combined general meeting of shareholders held on May 12, 2023 are still outstanding:
•delegation of authority to the Executive Board for the purpose of issuing ordinary shares and/or securities giving access to the share capital of Innate, with shareholders’ preferential subscription rights;
•authorization granted to the Executive Board to increase by 15% the number of securities to be issued in the event of a share capital with or without shareholders’ preferential subscription rights;
•delegation of authority to the Executive Board for the purpose of issuing ordinary shares and/or securities giving access to the share capital of Innate, in the event of a public exchange offer initiated by Innate; and
•authorization granted to the Executive Board to allocate existing or new free shares for the benefit of employees of Innate or its subsidiaries;

Rights, preferences and restrictions attaching to ordinary shares

Rights and Obligations Attached to Ordinary Shares (Articles 12 and 41 of the Bylaws)

Each of our ordinary shares gives the right to a share of the profits and assets in proportion to the amount of capital it represents. It also gives the right to vote and be represented in the General Meeting of shareholders under the conditions set forth by the law and the bylaws.

If we are liquidated, any assets remaining after payment of the debts, liquidation expenses and all of the remaining obligations will first be used to repay in full the par value of our ordinary shares. Any surplus will be distributed pro rata among shareholders in proportion to the number of ordinary shares respectively held by them, taking into account, where applicable, of the rights attached to ordinary shares of different classes.

Shareholders are liable for corporate liabilities only up to the par value of the ordinary shares they hold; they are not liable to further capital calls.

Shareholders’ rights may be modified as allowed by French law. Only the extraordinary shareholders’ meeting is authorized to amend any and all provisions of our bylaws. It may not, however, increase shareholder commitments without the prior approval of each shareholder.

Voting Rights (Article 12 of the Bylaws)

The voting rights attached to the ordinary shares are in proportion to the amount of capital they represent and each share gives the right to one vote. There is no double voting right attached to the ordinary shares. The ownership of a share implies, ipso facto, the acceptance of our bylaws and any decision of our shareholders.

Under French law, treasury shares or ordinary shares held by entities controlled by us are not entitled to voting rights and do not count for quorum purposes.

There is no limitation on voting rights in our bylaws nor limit the right of non-residents of France or non-French persons to own or, where applicable, to vote our securities.

Under French law, the holders of warrants of the same class (i.e., warrants that were issued at the same time and with the same rights), including founders’ warrants, are entitled to vote as a separate class at a general meeting of that class of warrant holders under certain circumstances, principally in connection with any proposed modification of the terms and conditions of the class of warrants or any proposed issuance of preferred shares or any modification of the rights of any outstanding class or series of preferred shares.

Dividends (Article 41 of the Bylaws)

We may only distribute dividends out of our distributable profits, plus any amounts held in our reserves that the shareholders decide to make available for distribution, other than those reserves that are specifically required by law. The conditions for payment of dividends in cash shall be set at the shareholders’ meeting or, as the case may be, by the Executive Board.

“Distributable Profits” consist of our statutory net profit in each fiscal year, calculated in accordance with accounting standards applicable in France, as increased or reduced by any profit or loss carried forward from prior years, less any contributions to the reserve accounts. Pursuant to French law, we must allocate at least 5% of our statutory net profit for each year to our legal reserve fund before dividends may be paid with respect to that year. Such allocation is compulsory until the amount in the legal reserve is equal to 10% of the aggregate par value of our issued and outstanding share capital.

Dividends are distributed to shareholders pro rata according to their respective holdings of ordinary shares or preferred shares, as the case may be. In the case of interim dividends, distributions are made to shareholders on the date set by our Executive Board during the meeting in which the distribution of interim dividends is approved. The actual dividend payment date is decided by the shareholders at an ordinary general shareholders’ meeting or by our Executive Board in the absence of such a decision by the shareholders. Shareholders that own ordinary shares on the actual payment date are entitled to the dividend.

Pursuant to French law, dividends must be paid within a maximum of nine months after the close of the relevant fiscal year, unless extended by court order. Dividends not claimed within five years after the payment date shall be deemed to expire and revert to the French state.

Shareholders may be granted an option to receive dividends in cash or in ordinary shares, in accordance with legal conditions.

Change in Share Capital (Article 7 of the Bylaws)

Any change to the capital or the rights attached to the ordinary shares is subject to legal provisions, as our bylaws do not set forth any particular requirements.

Increase in Share Capital

Pursuant to French law, our share capital may be increased only with shareholders’ approval at an extraordinary general shareholders’ meeting following the recommendation of our Executive Board. The shareholders may delegate to our Executive Board either the authority (délégation de compétence) or the power (délégation de pouvoir) to carry out any increase in share capital.

Increases in our share capital may be effected by:

•issuing additional shares;
•increasing the nominal value of existing shares;
•creating a new class of equity securities (preferred shares); and
•exercising the rights attached to securities giving access to the share capital.

Increases in share capital by issuing additional securities may be effected through one or a combination of the following issuances:

•in consideration for cash;
•in consideration for assets contributed in kind;
•through an exchange offer or merger;
•by conversion of previously issued debt instruments;
•by exercise of the rights attached to securities giving access to the share capital;
•by capitalization of profits, reserves or share premium; and
•subject to certain conditions, by way of offset against debt incurred by us.

Decisions to increase the share capital through the capitalization of reserves, profits and/or share premium require shareholders’ approval at an extraordinary general shareholders’ meeting, acting under the quorum and majority requirements applicable to ordinary shareholders’ meetings. Increases effected by an increase in the nominal value of shares require unanimous approval of the shareholders, unless effected by capitalization of reserves, profits or share premium. All other capital increases require shareholders’ approval at an extraordinary general shareholders’ meeting acting under the regular quorum and majority requirements for such meetings.

Reduction in Share Capital

Pursuant to French law, any reduction in our share capital requires shareholders’ approval at an extraordinary general shareholders’ meeting following the recommendation of our Executive Board. The share capital may be reduced either by decreasing the nominal value of the outstanding shares or by reducing the number of outstanding shares (including by the repurchase and cancellation of shares). Holders of each class of shares must be treated equally unless each affected shareholder agrees otherwise, depending on the contemplated operations.

Preferential Subscription Rights

According to French law, if we issue additional securities for cash, current shareholders will have preferential subscription rights to these securities on a pro rata basis. Preferential subscription rights entitle the individual or entity that holds them to subscribe pro rata based on the number of shares held by them to the issuance of any securities increasing, or that may result in an increase of, our share capital by means of a cash payment or a set-off of cash debts. Pursuant to French law, the preferential subscription rights are transferable during a period equivalent to the subscription period relating to a particular offering but starting two business days prior to the opening of the subscription period and ending two business days prior to the closing of the subscription period.

The preferential subscription rights with respect to any particular offering may be waived at an extraordinary general meeting by a two-thirds vote of our shareholders or individually by each shareholder.

Our Executive Board and our independent statutory auditors are required by French law to present reports to the shareholders’ meeting that specifically address any proposal to waive the preferential subscription rights.

Form, Holding and Transfer of Shares (Articles 9 and 10 of the Bylaws)

Form of Shares

The ordinary shares are nominative or bearer, if the legislation so permits, according to the shareholder’s choice. The Free Preferred Shares (AGAP) are nominative.

Further, in accordance with applicable laws, we may request at any time from the central depository responsible for holding our Shares, the information referred to in Article L. 228-2 of the French Commercial Code. Thus, we are, in particular and at any time, entitled to request the name and year of birth or, in the case of a legal entity, the name and the year of incorporation, nationality and address of holders of securities conferring immediate or long-term voting rights at its shareholders’ meeting and the amount of securities owned by each of them and, where applicable, the restrictions that the securities could be affected by.

Holding of Shares

In accordance with French law concerning the “dematerialization” of securities, the ownership rights of shareholders are represented by book entries instead of share certificates. Shares issued are registered in individual accounts opened by us or any authorized intermediary, in the name of each shareholder and kept according to the terms and conditions laid down by the legal and regulatory provisions.

Ownership of Shares by Non-French Persons

See “Description of Share Capital-Rights, preferences and restrictions attaching to ordinary shares-Limitations Affecting Shareholders of a French company.”

Assignment and Transfer of Shares

Shares are freely negotiable, subject to applicable legal and regulatory provisions. French law notably provides for standstill obligations and prohibition of insider trading.

Repurchase and Redemption of Ordinary Shares

Under French law, we may acquire our own ordinary shares. Such acquisition may be challenged on the ground of market abuse regulations. However, Market Abuse Regulation (EU) No. 596/2014 of April 16, 2014, as amended, and its related delegated regulations, or MAR, provides for safe harbor exemptions when the acquisition is made (i) under a buy-back program to be authorized by the shareholders in accordance with the provisions of Article L. 22-10-62 of the French Commercial Code and with the General Regulation of the French Financial Markets Authority, or AMF and (ii) for the following purposes:

•to decrease our share capital, provided that such a decision is not driven by losses and that a purchase offer is made to all shareholders on a pro rata basis, with the approval of the shareholders at an extraordinary general meeting; in this case, the ordinary shares repurchased must be cancelled within one month from their repurchase date;
•to meet obligations arising from debt securities that are exchangeable into equity instruments; or
•to meet our obligations arising from share option programs, or other allocations of ordinary shares, to our employees or to our managers or the employees or managers of our affiliate. In this case the shares repurchased must be distributed within 12 months from their repurchase, after which they must be cancelled.

In addition, we benefit from a simple exemption when the acquisition is made under a liquidity contract complying with the General Regulation of, and market practices accepted by, the AMF.
All other purposes, and especially share buy-backs made for external growth operations in pursuance of Article L. 22-10-62 of the French Commercial Code, while not forbidden, must be pursued in strict compliance of market manipulation and insider dealing rules.

Under MAR and in accordance with the General Regulation of the AMF, we shall report to the AMF, no later than by the end of the seventh daily market session following the date of the execution of the transaction, all the transactions relating to the buy-back program. In addition, we shall provide to the AMF, on a monthly basis, and to the public on a biannual basis, a summary report of the transactions made under a liquidity contract.

In any case, no such repurchase of ordinary shares may result in us holding, directly or through a person acting on our behalf, more than (i) 10% of our issued share capital, or (ii) 5% of our issued share capital in case of repurchase of shares to be used in payment or in exchange in the context of a merger, division or transfer of assets.

Ordinary shares repurchased by us continue to be deemed “issued” under French law but are not entitled to dividends and/or voting rights so long as we hold them directly or indirectly, and we may not exercise the preemptive rights attached to them.

Sinking Fund Provisions

Our bylaws do not provide for any sinking fund provisions.

Our Bylaws and French Corporate Law Contain Provisions that May Delay or Discourage a Takeover Attempt

Provisions contained in our bylaws and French corporate law could make it more difficult for a third-party to acquire us, even if doing so might be beneficial to our shareholders. In addition, provisions of our bylaws impose various procedural and other requirements, which could make it more difficult for shareholders to effect certain corporate actions. These provisions include the following:

•under French law, the owner of 90% of the share capital or voting rights of a public company listed on a regulated market in a Member State of the European Union or in a state party to the European Economic Area, or EEA, Agreement, including from the main French stock exchange, has the right to force out minority shareholders following a tender offer made to all shareholders;
•under French law, a non-resident of France as well as any French entity controlled by non-residents of France may have to file a declaration for statistical purposes with the Bank of France (Banque de France) within 20 working days following the date of certain direct foreign investments in us, including any purchase of our ADSs. In particular, such filings are required in connection with investments exceeding €15,000,000 that lead to the acquisition of at least 10% of our share capital or voting rights or cross such 10% threshold. See “Description of Share Capital-Rights, preferences and restrictions attaching to ordinary shares-Limitations Affecting Shareholders of a French company;”
•under French law, certain investments in a French company relating to certain strategic industries by individuals or entities not residents in a Member State of the EU are subject to prior authorization of the Ministry of Economy. See “Description of Share Capital-Rights, preferences and restrictions attaching to ordinary shares-Limitations Affecting Shareholders of a French company;’’
•a merger (i.e., in a French law context, a share for share exchange following which our Company would be dissolved into the acquiring entity and our shareholders would become shareholders of the acquiring entity) of our Company into a company incorporated in the European Union would require the approval of our Executive Board as well as a two-thirds majority of the votes cast by the shareholders present, represented by proxy or voting by mail at the relevant meeting;

•a merger of our Company into a company incorporated outside of the European Union would require 100% of our shareholders to approve it;
•under French law, a cash merger is treated as a share purchase and would require the consent of each participating shareholder;
•our shareholders may grant in the future our Executive Board broad authorizations to increase our share capital or to issue additional ordinary shares or other securities (for example, warrants) to our shareholders, the public or qualified investors, including as a possible defense following the launching of a tender offer for our ordinary shares;
•our shareholders have preferential subscription rights on a pro rata basis on the issuance by us of any additional securities for cash or a set-off of cash debts, which rights may only be waived by the extraordinary general meeting (by a two-thirds majority vote) of our shareholders or on an individual basis by each shareholder;
•our Supervisory Board appoints the members of the Executive Board and shall fill any vacancy within two months;
•our Supervisory Board has the right to appoint members of the Supervisory Board to fill a vacancy created by the resignation or death of a member of the Supervisory Board for the remaining duration of such member’s term of office, and subject to the approval by the shareholders of such appointment at the next shareholders’ meeting, which prevents shareholders from having the sole right to fill vacancies on our Supervisory Board;
•our Executive Board can be convened by the chairman of the Executive Board or other members of the Executive Board delegated for this purpose;
•our Supervisory Board can be convened by the chairman or the vice-chairman of the Supervisory Board. A member of the Executive Board or one-third of the members of the Supervisory Board may send a written request to the chairman to convene the Supervisory Board. If the chairman does not convene the Supervisory Board 15 days following the receipt of such request, the authors of the request may themselves convene the Supervisory Board;
•our Supervisory Board meetings can only be regularly held if at least half of its members is present (or deemed present in case of use of videoconference or any other telecommunication means);
•approval of at least a majority of the votes cast by shareholders present, represented by a proxy, or voting by mail at the relevant ordinary shareholders’ general meeting is required to remove members of the Executive Board and/or members of the Supervisory Board with or without cause;
•the crossing of certain ownership thresholds has to be disclosed and can impose certain obligations; see the section of this exhibit titled “Description of Share Capital-Rights, preferences and restrictions attaching to ordinary shares-Crossing the Threshold Set in the Bylaws;”
•advance notice is required for nominations to the Supervisory Board or for proposing matters to be acted upon at a shareholders’ meeting, except that a vote to remove and replace a member of the Supervisory Board can be proposed at any shareholders’ meeting without notice;

•transfers of shares shall comply with applicable insider trading rules and regulations, and in particular with MAR; and
•pursuant to French law, our bylaws, including the sections relating to the number of members of the Executive and Supervisory Boards, and election and removal of members of the Executive and Supervisory Boards from office may only be modified by a resolution adopted by two-thirds of the votes of our shareholders present, represented by a proxy or voting by mail at the meeting.

Shareholder Identification (Article 9 of the Bylaws)

Ordinary Shares may be registered or bearer ordinary shares, at the option of the shareholder, subject to the applicable legal requirements.

To identify the holders of bearer ordinary shares, we are authorized to ask in accordance with current legal and regulatory requirements, the central depositary that maintains the records of the issue of these ordinary shares, in exchange for a fee, for the holders’ name or business name, year of birth or year of incorporation, address and nationality, e-mail address, number of securities held giving immediate or future access to the capital and any restrictions to which the securities are subject.

Modification of the Bylaws (Article 36 of the Bylaws)

Our bylaws may only be amended by approval at an extraordinary shareholders’ meeting. Our bylaws may not, however, be amended to increase shareholder commitments without the approval of each shareholder. Decisions are made by a two-thirds majority of the votes cast by the shareholders present, represented by proxy, or voting by mail.

Crossing the Threshold Set in the Bylaws (Article 11 of the Bylaws)

Without prejudice to the legal or regulatory stipulations, any natural person or legal entity who goes above or below, directly or indirectly, acting alone or in concert (de concert), a percentage of the share capital or voting rights equal to or higher than 1% or a multiple of this percentage, must inform us of the total number of ordinary shares, voting rights and securities giving access to capital or voting rights that it, he or she owns immediately or eventually, within five trading days of the date on which such ownership threshold is crossed.

If shareholders fail to comply with these obligations, shares or voting rights exceeding the fraction that should have been declared are deprived of voting rights at General Meetings of Shareholders for any meeting that would be held until the expiry of a period of two years from the date of regularization of the notification in accordance with Article L. 233-14 of the French Commercial Code, if the failure to declare has been determined and one or several shareholders holding at least 5% of the capital make a request thereof, as recorded in the minutes of the General Meeting.

These requirements are without prejudice to the threshold crossing declarations provided for under French law in Articles L. 233-7, L. 233-9 and L. 233-10 of the French Commercial Code, which impose a declaration to us and to the AMF upon crossing of the following thresholds in share capital or voting rights no later than the fourth trading day following the crossing: 5%, 10%, 15%, 20%, 25%, 30%, 33.33%, 50%, 66.66%, 90% and 95%.

This obligation also applies when crossing each of the above-mentioned thresholds in a downward direction.

In addition, any shareholder crossing, alone or acting in concert, the 10%, 15%, 20% or 25% thresholds shall file a declaration with the AMF pursuant to which it shall expose its intention for the following six months, including notably whether it intends to continue acquiring shares of the Company or to acquire control over the Company and its intended strategy for the Company. Further, and subject to certain exemptions, any shareholder crossing, alone or acting in concert, the 30% threshold shall file a mandatory public tender offer with the AMF. Also, any shareholder holding directly or indirectly a number between 30% and 50% of the capital or voting rights and who, in less than 12 consecutive months, increases their holding of capital or voting rights by at least 1% of the Company’s capital or voting rights, shall file a mandatory public tender offer.

Differences in Corporate Law

We are a société anonyme à directoire et conseil de surveillance, or S.A., incorporated under the laws of France. The laws applicable to French sociétés anonymes differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain material differences between the provisions of the French Commercial Code applicable to us and the Delaware General Corporation Law, the law under which many public companies in the United States are incorporated, relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights. For a more complete discuss, please refer to the Delaware General Corporation Law, French law (including, in particular the French Commercial Code) and our bylaws.

FRANCE	DELAWARE

Number of the members of the Executive Board and of the Supervisory Board
Under French law, a société anonyme à directoire et conseil de surveillance (i) must have at least 2 (or 1 when its share capital is below an amount to be set by decree of the French Government) and may have up to 5 (or 7 when the Company is listed on a regulated market) Executive Board members and (ii) must have at least three but no more than 18 Supervisory Board members. In addition, the composition of the Executive Board endeavors to seek a balanced representation of women and men. The number of members of the Executive Board and of the Supervisory Board is fixed by or in the manner provided in the bylaws. The number of members of the Supervisory Board of each gender may not be less than 40% when the Company is listed on a regulated market or when the Company meets certain criteria of turnover and number of employees, if not listed on a regulated market. As an exception, for a supervisory board having up to 8 members, the difference between each gender may not exceed 2. Any appointment made in violation of this limit that is not remedied will be null and void as well as the deliberations taken by the Supervisory Board member irregularly appointed. The members of the Supervisory Board are appointed at the shareholders’ general meetings.

Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the certificate of incorporation or, if the certificate is silent, in the bylaws.

Members of the Executive Board and of the Supervisory Board Qualifications
Under French law, a corporation may prescribe qualifications for the members of the Executive Board and of the Supervisory Board under its bylaws. In addition, under French law, members of a supervisory board of a corporation may be legal entities (with the exception of the chairman of the Supervisory Board), and such legal entities may designate an individual to represent them and to act on their behalf at meetings of the supervisory board. However, only individuals may be appointed members of the Executive Board.

Under Delaware law, a corporation may prescribe qualifications for directors under its certificate of incorporation or bylaws. Under Delaware law, only individuals may be members of a corporation’s board.

Removal of members of the Executive Board and of the Supervisory Board
Under French law, the members of the Executive Board and of the Supervisory Board may be removed from office, with or without cause and without notice, at any shareholders’ meeting, by a simple majority vote of the shareholders present and voting at the meeting in person or by proxy. In addition, the members of the Executive Board may be removed by the Supervisory Board if provided in the bylaws. Our bylaws provide this possibility. If the removal of members of the Executive Board is decided without just cause, it may give rise to damages

Under Delaware law, directors may be removed from office, with or without cause, by a majority stockholder vote, though in the case of a corporation whose board is classified, unless otherwise provided in the certificate of incorporation, stockholders may effect such removal only for cause.

Vacancies on the Executive Board and on the Supervisory Board
Under French law, vacancies on the Executive Board resulting from death or a resignation have to be filled by the Supervisory Board within two months, unless the Supervisory Board decides to amend the number of Executive Board members. Vacancies on the Supervisory Board resulting from death or a resignation, may be filled temporarily by the remaining members of the Supervisory Board (provided that the number of members remaining in office is at least three) pending ratification by the shareholders by the next shareholders’ meeting.

Under Delaware law, vacancies on a corporation’s board of directors, including those caused by an increase in the number of directors, unless otherwise provided in the certificate of incorporation, may be filled by stockholders or by a majority of the remaining directors.

Annual General Meeting
Under French law, the annual general meeting of shareholders shall be held at such place, on such date and at such time as decided each year by the Executive Board and notified to the shareholders in the convening notice of the annual meeting, within six months after the close of the relevant fiscal year unless such period is extended by court order.

Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be provided by the certificate of incorporation or by the bylaws, or by the board of directors if neither the certificate of incorporation or the bylaws so provide, provided that the Court of Chancery may order an annual meeting upon the application of a director or stockholder if a corporation has not held a meeting within 30 days of a date designated for the meeting or within 13 months after the latest of the company’s organization, the last annual meeting or the last action by written consent to elect directors.

General Meeting
Under French law, general meetings of the shareholders may be called by the Executive Board or, failing that, by the statutory auditors, or by a court appointed agent (mandataire ad hoc) or liquidator in certain circumstances, or by the majority shareholder in capital or voting rights following a public tender offer or exchange offer or the transfer of a controlling block on the date decided by the Executive Board or the relevant person. General meetings of the shareholders may also be called by the Supervisory Board.
Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Notice of General Meetings
A first convening notice is published in the French Bulletin of Mandatory Legal Notices (BALO) at least 35 days prior to a meeting and made available on the website of the Company at least 21 days prior to the meeting. Subject to special legal provisions, the meeting notice is sent out at least 15 days prior to the date of the meeting, by means of a notice inserted both in a legal announcement bulletin (journal d’annonces légales) of the registered office department and in the BALO. Further, the holders of registered shares for at least a month at the time of the latest of the insertions of the notice of meeting shall be summoned individually, by regular letter (or by registered letter if they request it and include an advance of expenses) sent to their last known address. This notice to registered shareholders may also be transmitted by electronic means of telecommunication, in lieu of any such mailing, to any shareholder requesting it beforehand by registered letter with acknowledgment of receipt in accordance with legal and regulatory requirements, specifying his e-mail address. When the shareholders’ meeting cannot deliberate due to lack of required quorum, the second meeting must be called at least ten calendar days in advance in the same manner as used for the first notice. The convening notice shall specify the name of the Company, its legal form, share capital, registered office address, registration number with the French Registry of Commerce and Companies (registre du commerce et des sociétés), the place, date, hour and agenda of the meeting and its nature (ordinary and/or extraordinary meeting). The convening notice must also indicate the conditions under which the shareholders may vote by correspondence and the places and conditions in which they can obtain voting forms by mail

Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall specify the place, date, hour, means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote, the record date for voting if it is different from the record date determining notice and, in the case of a special meeting, purpose or purposes for which the meeting is called.

Proxy
Each shareholder has the right to attend the meetings and participate in the discussions (i) personally, or (ii) by granting proxy to another shareholder, his/her spouse, his/her partner with whom he/she has entered into a civil union or to any natural or legal person of his/her choice; or (iii) by sending a proxy to the Company without indication of the beneficiary (in which case, such proxy shall be cast in favor of the resolutions supported by the Executive Board and against all other resolutions), or (iv) by voting by correspondence, or (v) by video conference or another means of telecommunication in accordance with applicable laws that allow identification, it being specified that a general meeting of shareholders may not be held exclusively through means of telecommunications. The proxy is only valid for a single meeting, for two meetings (an ordinary and an extraordinary meeting convened for the same day or within 15 days) or for successive meetings convened with the same agenda.

Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

Shareholder Action by written consent	Under French law, shareholders’ action by written consent is not permitted in a société anonyme.
Under Delaware law, a corporation’s certificate of incorporation (1) may permit stockholders to act by written consent if such action is signed by all stockholders, (2) may permit stockholders to act by written consent signed by stockholders having the minimum number of votes that would be necessary to take such action at a meeting or (3) may prohibit actions by written consent.

Preemptive Rights
Under French law, in case of issuance of additional ordinary shares or other securities for cash or set-off against cash debts, the existing shareholders have preferential subscription rights to these securities on a pro rata basis unless such rights are waived by a two-thirds majority of the votes cast by the shareholders present at the extraordinary meeting deciding or authorizing the capital increase, voting in person or represented by proxy or voting by mail. In case such rights are not waived by the extraordinary general meeting, each shareholder may individually either exercise, assign or not exercise its preferential subscription rights. Preferential subscription rights may only be exercised during the subscription period. In accordance with French law, the exercise period shall not be less than five trading days. Preferential subscription rights are transferable during a period equivalent to the subscription period but starting two business days prior to the opening of the subscription period and ending two business days prior to the closing of the subscription period.

Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, a stockholder does not, by operation of law, possess preemptive rights to subscribe to additional issuances of the corporation’s stock.

Sources of Dividends
Under French law, dividends may only be paid by a French société anonyme out of “distributable profits,” plus any distributable reserves and “distributable premium” that the shareholders decide to make available for distribution, other than those reserves that are specifically required by law. “Distributable profits” consist of the unconsolidated net profits of the relevant corporation for each fiscal year, as increased or reduced by any profit or loss carried forward from prior years.
“Distributable premium” refers to the contribution paid by the shareholders in addition to the par value of their ordinary shares for their subscription that the shareholders decide to make available for distribution.
Except in case of a share capital reduction, no distribution can be made to the shareholders when the net equity is, or would become, lower than the amount of the share capital plus the reserves which cannot be distributed in accordance with the law or the bylaws.

Under Delaware law, subject to any restrictions under a corporation’s certificate of incorporation, dividends may be paid by a Delaware corporation either out of (1) surplus as defined in and computed in accordance with Delaware law or (2) in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except when the capital is diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by issued and outstanding stock having a preference on the distribution of assets.

Repurchase of Shares
Under French law, a corporation may acquire its own ordinary shares. Such acquisition may be challenged on the ground of market abuse regulations. However, MAR provides for safe harbor exemptions when the acquisition is made for the following purposes:
•to decrease its share capital, provided that such a decision is not driven by losses and that a purchase offer is made to all shareholders on a pro rata basis, with the approval of the shareholders at the extraordinary general meeting; in this case, the ordinary shares repurchased must be cancelled within one month from their repurchase date;
•to meet obligations arising from debt securities that are exchangeable into equity instruments; or
•to meet obligations arising from share option programs, or other allocations of ordinary shares, to its employees or to its managers or the employees or managers of its affiliate. In this case the shares repurchased must be distributed within 12 months from their repurchase, after which they must be cancelled.
A simple exemption is provided when the acquisition is made under a liquidity contract in the context of a buy-back program to be authorized by the shareholders in accordance with the provisions of Article L. 22-10-62 of the French Commercial Code and in accordance with the General Regulation of the AMF.
All other purposes, and especially share buy-backs made for external growth operations in pursuance of Article L. 22-10-62 of the French Commercial Code, while not forbidden, must be pursued in strict compliance of market manipulation and insider dealing rules. Under the MAR and in accordance with the General Regulation of the AMF, a corporation shall report to the AMF, no later than by the end of the seventh daily market session following the date of the execution of the transaction, all the transactions relating to the buy-back program. By exception, a corporation shall provide to the AMF, on a monthly basis, and to the public on a biannual basis, a summary report of the transactions made under a liquidity contract. No such repurchase of ordinary shares may result in the Company holding, directly or through a person acting on its behalf, more than 10% of its issued share capital.

Under Delaware law, a corporation may generally redeem or repurchase shares of its stock unless the capital of the corporation is impaired or such redemption or repurchase would impair the capital of the corporation.

Liability of executive officers or Members of the Executive Board and of the Supervisory Board	Under French law, bylaws may not include any provisions limiting the liability of members of the Executive Board or the Supervisory Board.
Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages arising from a breach of fiduciary duty as a director or officer. However, no provision can eliminate the liability of:
•a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders;
•a director or officer for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•a director for intentional or negligent payment of unlawful dividends or stock purchases or redemptions;
•a director or officer for any transaction from which the director or officer derives an improper personal benefit; or
•an officer in any action by or in the right of the corporation.

Voting Rights
French law provides that, unless otherwise provided in the bylaws, each shareholder is entitled to one vote for each share of capital stock held by such shareholder. Double voting rights are automatically granted to the shares held in registered form for more than two years, unless provided otherwise in the bylaws. Our bylaws provide that double voting rights are not applicable to our shareholders.
Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

Shareholder Vote on Certain Transactions
Generally, under French law, completion of a merger, dissolution, sale, lease or exchange of all or substantially all of a corporation’s assets requires:
•the approval of the Executive Board; and
•the  approval by a two-thirds majority of the votes cast by the shareholders present, represented by proxy or voting by mail at the relevant meeting or, in the case of a merger that will result in an increase of the shareholders’ commitments or with a non-European Union company, approval of all shareholders of the corporation (by exception, the extraordinary general meeting of the acquiring company may delegate to the Executive Board authority to decide a merger-absorption or to determine the terms and conditions of the merger plan).

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock or under other certain circumstances, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:
• the approval of the board of directors; and
•the  approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Dissent or Dissenters’ Appraisal Rights
French law does not provide for any such right but provides that a merger is subject, depending on the circumstances of the merger, to either the shareholders’ approval by a two-thirds majority vote, or unanimous decisions of the shareholders, as stated above.

Under Delaware law, a holder of shares of any class or series has the right, in specified circumstances, to dissent from a merger or consolidation by demanding payment in cash for the stockholder’s shares equal to the fair value of those shares, as determined by the Delaware Chancery Court in an action timely brought by the corporation or a dissenting stockholder. Unless otherwise provided in the certificate of incorporation, Delaware law grants these appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock.
Further, no appraisal rights are available for shares of any class or series that is listed on a national securities exchange or held of record by more than 2,000 stockholders, unless the agreement of a merger or consolidation requires the holders to accept for their shares anything other than:
•shares of stock of the surviving corporation;
•shares of stock of another corporation that are either listed on a national securities exchange or held of record by more than 2,000 stockholders;
•cash in lieu of fractional shares of the stock described in the two preceding bullet points; or
•any combination of the above.
In addition, appraisal rights are not available to holders of shares of the surviving corporation in specified mergers that do not require the vote of the stockholders of the surviving corporation.

Standard of Conduct for members of the Executive Board and of the Supervisory Board
French law does not contain specific provisions setting forth the standard of conduct of a member of the Executive Board and of the Supervisory Board. However, members of the Executive Board and of the Supervisory Board have a duty of loyalty, a duty to act without self-interest, on a well informed basis and they cannot make any decision against a corporation’s corporate interest (intérêt social). In addition, members of the Executive Board shall take into account social and environmental issues arising out of the Company’s activity.

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Shareholder Suits
French law provides that a shareholder, or a group of shareholders, may initiate a legal action to seek indemnification from the Executive Board (but not from the Supervisory Board) of a corporation in the corporation’s interest if it fails to bring such legal action itself. If so, any damages awarded by the court are paid to the corporation and any legal fees relating to such action are borne by the relevant shareholder or the group of shareholders.
The plaintiff must remain a shareholder through the duration of the legal action.
There is no other case where shareholders may initiate a derivative action to enforce a right of a corporation.
A shareholder may alternatively or cumulatively bring individual legal action against the members of the Executive Board only, provided he has suffered distinct damages from those suffered by the corporation. In this case, any damages awarded by the court are paid to the relevant shareholder.

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:
•state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or
•state the reasons for not making the effort.
Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

Amendment of Certificate of Incorporation
Under French law, corporations are not required to file a certificate of incorporation with the French Registry of Commerce and Companies (registre du commerce et des sociétés) and only have bylaws (statuts) as organizational documents.

Under Delaware law, generally a corporation may amend its certificate of incorporation if:
•its board of directors has adopted a resolution setting forth the amendment proposed and declared its advisability; and
•the amendment is adopted by the affirmative votes of a majority (or greater percentage as may be specified by the corporation) of the voting power of the outstanding shares entitled to vote on the amendment and a majority (or greater percentage as may be specified by the corporation) of the voting power of the outstanding shares of each class or series of stock, if any, entitled to vote on the amendment as a class or series.

Amendment of Bylaws
Under French law, only the extraordinary shareholders’ meeting is authorized to adopt or amend the bylaws. The Supervisory Board can amend the bylaws to comply with mandatory legal provisions, subject to the ratification of such amendments by the next extraordinary shareholders’ meeting. The Supervisory Board is authorized to amend the bylaws as a result of a decision to relocate the Company’s registered office in France, subject to ratification by the next ordinary shareholders’ meeting.

Under Delaware law, the stockholders entitled to vote have the power to adopt, amend or repeal bylaws. A corporation may also confer, in its certificate of incorporation, that power upon the board of directors.

Limitations affecting shareholders of a French company

Ownership of ADSs or Shares by Non-French Residents

Neither the French Commercial Code nor our bylaws presently impose any restrictions on the right of non-French residents or non-French shareholders to own and vote shares.

However, non-French residents must file a declaration for statistical purposes with the Bank of France (Banque de France) within twenty business days following the date of certain direct foreign investments in us, including any purchase of our ADSs. In particular such filings are required in connection with investments exceeding €15,000,000 that lead to the acquisition of at least 10% of the share capital or voting rights or cross such 10% threshold (Articles R. 152-1 et seq. of the French

Monetary and Financial Code). Violation of this filing requirement may be sanctioned by five years’ imprisonment and a fine up to twice the amount of the relevant investment. This amount may be increased fivefold if the violation is made by a legal entity.

Moreover, the following types of investments are subject to the prior authorization of the French Minister of Economy, pursuant to Articles L.151-1 and seq. and R. 151-1 and seq. of the French Monetary and Financial Code, as amended by the decree (décret) No. 2023-1293 dated December 28, 2023 and the order (arrêté) dated December 28, 2023 pursuant to the French foreign investment regime, which authorization, if granted, may be subject to certain undertakings:
•by (a) any non-French citizen, (b) any French citizen not residing in France, within the meaning of Article 4 B of the French Code général des impôts, (c) any non-French entity or (d) any French entity controlled by one of the aforementioned individuals or entities;
•consisting of the (a) acquisition of control, within the meaning of Article L. 233-3 of the French Commercial Code, of an entity incorporated under French law or an establishment registered in France, (b) the acquisition of all or part of a line of business of an entity incorporated under French law, or (c) crossing, directly or indirectly, alone or in concert, the threshold of 25% of the voting rights of an entity incorporated under French law, or (d) crossing, directly or indirectly, alone or in concert, the threshold of 10% of the voting rights of a company incorporated under French law whose shares are admitted to trading on a regulated market; and
•developing activities in certain strategic industries related to: (a) activities likely to prejudice national defense interests, participating in the exercise of official authority or likely to prejudice public order and public security (including activities related to weapons, dual-use goods and technologies, IT systems, cryptology, data capturing devices, gambling, toxic agents or data storage), (b) activities relating to essential infrastructure, goods or services (including energy, water, transportation, space, telecom, public health, farm products, media or critical raw materials), (c) research and development activities related to critical technologies (including cybersecurity, artificial intelligence, robotics, additive manufacturing, semiconductors, quantum technologies, energy storage, biotechnology, technologies involved in low-carbon energy production or photonics) or dual-use goods and technologies (Articles R. 151-1 et seq. of the French Monetary and Financial Code).

The abovementioned (ii)(c) and (d) do not apply either to a natural person who is a national of a Member State of the European Union or of a State party to the Agreement on the European Economic Area which has concluded an administrative assistance agreement with France to combat fraud and tax evasion and who is domiciled in one of these States, or to an entity in which all the members of the control chain, within the meaning of II of Article R. 151-1 of the same Code, are governed by the law of one of these States or are nationals of and domiciled in one of these States.

We are subject to this regulation. As a result, investors in our ordinary shares or ADSs will have to request the prior authorization of the French Minister of Economy before acquiring our ordinary shares or ADSs if: (i) they are (a) a non-French citizen, (b) a French citizen not residing in France, within the meaning of Article 4 B of the FTC, (c) a non-French entity or (d) a French entity controlled by one of the aforementioned individuals or entities; and (ii) such investor (a) acquires control of us, (b) acquires all or part of one of our business lines or (c) is a non-EU or non-EEA investors crossing, directly or indirectly, alone or in concert, both 25% and 10% thresholds of voting rights of our share capital.

This request for prior authorization must be filed with the French Minister of Economy, which has 30 business days from receipt of the completed file to provide a first decision which may (i) indicate that the investment is not covered by the activities subject to the prior authorization of the French Minister of Economy, (ii) unconditionally authorize the investment or (iii) indicate that further examination is required. In the latter case, the French Minister of Economy must make a second decision within 45 business days from its first decision. In case of lack of response from the French Minister of Economy within the above mentioned timeframe, the authorization will be deemed refused. If the authorization is granted, it may be subject to the signature of a letter of undertaking aimed at protecting French national interests.

A fast-track procedure shall apply for any non-EU investor exceeding this 10% threshold who will have to notify the French Minister of Economy who will then have 10 business days to decide whether or not the transaction should be subject to further examination.

If an investment requiring the prior authorization of the French Minister of Economy is completed without such authorization having been granted, the French Minister of Economy might direct the relevant investor to (i) submit a request for authorization, (ii) have the previous situation restored at its own expense, or (iii) amend the investment.

In the absence of such authorization, the relevant investment shall be deemed null and void.

The relevant investor might also be found criminally liable and might be sanctioned with a fine which cannot exceed the greater of: (i) twice the amount of the relevant investment, (ii) 10% of the annual turnover before tax of the target company and (iii) € 5 million (for a company) or € 1 million (for an individual).

Failure to comply with such measures could therefore result in significant consequences on the applicable investor. Such measures could also delay or discourage a takeover attempt, and we cannot predict whether these measures will result in a lower or more volatile market price of our ADSs or ordinary shares.

Foreign Exchange Controls

Under current French foreign exchange regulations there are no restrictions on the amount of cash transfers that may be made to residents of foreign countries (subject to the absence of any specific decision taken by the government otherwise). Laws and regulations concerning foreign exchange controls do, however, require that all payments or transfers of funds made by a French resident to a non-resident such as dividend payments be handled by an accredited intermediary. All registered banks and substantially all credit institutions in France are accredited intermediaries. For completeness, there is a reporting obligation to custom officer for transfer of cash in banknotes and coins of EUR 10,000 or more carried in, or out of, the European Union.

Availability of Preferential Subscription Rights

Our shareholders will have the preferential subscription rights described under “Description of Share Capital-Rights, preferences and restrictions attaching to ordinary shares-Changes in Share Capital-Preferential Subscription Rights.” Under French law, shareholders have preferential rights to subscribe for cash issues of new shares or other securities giving rights to acquire additional shares on a pro rata basis. Holders of our securities in the United States (which may be represented by ADSs) will not be able to exercise preferential subscription rights for their securities unless a registration statement under the Securities Act is effective with respect to such rights or an exemption from the registration requirements imposed by the Securities Act is available. We may, from time to time, issue new shares or other securities giving rights to acquire additional shares (such as warrants) at a time when no registration statement is in effect and no Securities Act exemption is available. If so, holders of our securities in the United States will be unable to exercise any preferential subscription rights and their interests will be diluted. We are under no obligation to file any registration statement in connection with any issuance of new shares or other securities. We intend to evaluate at the time of any rights offering the costs and potential liabilities associated with registering the rights, as well as the indirect benefits to us of enabling the exercise by holders of shares in the United States and ADS holders of the subscription rights, and any other factors we consider appropriate at the time, and then to make a decision as to whether to register the rights. We cannot assure you that we will file a registration statement.

For holders of our ordinary shares represented by ADSs, the depositary may make these rights or other distributions available to ADS holders. If the depositary does not make the rights available to ADS holders and determines that it is impractical to sell the rights, it may allow these rights to lapse. In that case, ADS holders will receive no value for them. The section of this exhibit titled “Description of Securities Other than Equity Securities-American Depositary Shares-Dividends and Other Distributions” explains in detail the depositary’s responsibility in connection with a rights offering. See also “Risk Factors—Your right as a holder of ADSs to participate in any future preferential subscription rights offering or to elect to receive dividends in shares may be limited, which may cause dilution to your holdings.” in our most recent Annual Report on Form 20-F.

Description of Securities Other than Equity Securities
Debt Securities.
Not applicable.
Warrants and Rights.
Not applicable.
Other Securities.
Not applicable.
American Depositary Shares.
Citibank, N.A. acts as the depositary for the American Depositary Shares related to our ordinary shares. Citibank, N.A.’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as ADSs and represent ownership interests in securities that are on deposit with the depositary. ADSs may be evidenced by certificates that are commonly known as American Depositary Receipts, or ADRs. The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank Europe plc, located at 1 North Wall Quay, Dublin 1, Ireland.

We have appointed Citibank, N.A. as depositary pursuant to the deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-234063 when retrieving such copy.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, one ordinary share that is on deposit with the depositary bank and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. The Company and the depositary bank may agree to change the ADS-to-Share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary bank and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of such ADSs. The deposited property does not constitute the proprietary assets of the depositary bank, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary bank, the custodian and their respective nominees are the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs are able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary bank, and the depositary bank (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you are or become an owner of ADSs, you are or will become a party to the deposit agreement and therefore are or will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify the rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, the obligations to the holders of ordinary shares will continue to be governed by the laws of France, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary bank, the custodian, Innate or any of their or the respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. French law governs shareholder rights. The depositary bank will hold on your behalf the shareholder rights attached to the ordinary shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the ordinary shares represented by your

ADSs through the depositary bank only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary bank’s services are made available to you. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the ordinary shares in the name of the depositary bank or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary bank or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership rights and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary bank or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to French laws and regulations.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit. The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary bank will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary bank holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to subscribe for additional ordinary shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.

The depositary bank will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new ordinary shares other than in the form of ADSs.

The depositary bank will not distribute the rights to you if:

•We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or
•We fail to deliver satisfactory documents to the depositary bank; or
•It is not reasonably practicable to distribute the rights.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

The depositary bank will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in France would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, ordinary shares or rights to subscribe for additional ordinary shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide to the depositary bank all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary bank will not distribute the property to you and will sell the property if:
•We do not request that the property be distributed to you or if we request that the property not be distributed to you;
•We do not deliver satisfactory documents to the depositary bank;
•The depositary bank determines that all or a portion of the distribution to you is not reasonably practicable; or
•The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes Affecting Ordinary Shares

The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.

If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares

After the completion of a global offering, the ordinary shares that are being offered for sale pursuant to the prospectus supplement in such offering will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will issue ADSs to the underwriters named in the prospectus.

After the closing of the offer, the depositary bank may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by U.S. and French legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

•The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.
•All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.
•You are duly authorized to deposit the ordinary shares.
•The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).
•The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:

•ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;
•provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;
•provide any transfer stamps required by the State of New York or the United States; and

•pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares held in respect of the ADSs may be limited by U.S. and French law considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary bank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•Temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends.
•Obligations to pay fees, taxes and similar charges.
•Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in the section of this exhibit entitled “Description of Share Capital-Rights, preferences and restrictions attaching to ordinary shares-Rights and Obligations Attached to Ordinary Shares-Voting Rights (Article 12 of the Bylaws).”

At our request, the depositary bank will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary bank may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions.

If the depositary receives voting instructions from a holder of ADSs that fail to specify the manner in which the depositary is to vote, the depositary will deem such holder (unless otherwise specified in the notice distributed to holders) to have instructed the depositary to vote in favor of all resolutions endorsed by our Executive Board. With respect to securities represented by ADSs for which no timely voting instructions are received by the depositary from the holder, the depositary will (unless otherwise specified in the notice distributed to holders) deem such holder to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the securities. However, no such discretionary proxy will be given by the depositary with respect to any matter to be voted upon as to which we inform the depositary that we do not wish such proxy to be given, substantial opposition exists, or the rights of holders of securities may be materially adversely affected. Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner.

Amendments and Termination

We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary bank will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).
In connection with any termination of the deposit agreement, the depositary bank may make available to owners of ADSs a means to withdraw the ordinary shares represented by ADSs and to direct the depositary of such ordinary shares into an unsponsored American depositary share program established by the depositary bank. The ability to receive unsponsored American depositary shares upon termination of the deposit agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees.

Books of Depositary

The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.
The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:
•We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.
•The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.
•The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.
•We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.
•We and the depositary bank disclaim any liability if we or the depositary bank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our bylaws, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.
•We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our bylaws or in any provisions of or governing the securities on deposit.
•We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.
•We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.
•We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.
•We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.
•No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.
•Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary bank and you as ADS holder.
•Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.